Exhibit 10.14

NON-EXCLUSIVE LICENSE AGREEMENT

This Non-Exclusive License Agreement (“Agreement”) is made and entered into as of the 4th day of January, 2002 (the “EFFECTIVE DATE”), by and between Advanced Cell Technology, Inc., a Delaware corporation with offices located at One Innovation Drive, Worcester, Massachusetts 01605 (“ACT”), and Genetic Savings & Clone, a California corporation with offices located at 3312 Longmire Drive, College Station, Texas 77845 (“LICENSEE” or “GSC”) (ACT and LICENSEE sometimes hereinafter referred to as the “parties”). As set forth below, the University of Massachusetts, a public institution of higher education of the Commonwealth of Massachusetts (the “University”), has agreed to certain provisions of this Agreement.

WITNESSETH

WHEREAS, ACT owns or has licensed with a sublicensable interest the PATENT RIGHTS (as defined below); and

WHEREAS, LICENSEE desires to obtain a nonexclusive license from ACT under the PATENT RIGHTS upon the terms and conditions hereinafter set forth below; and

WHEREAS, ACT is willing to grant such a license to LICENSEE upon the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE 1 - DEFINITIONS

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1                                 “LICENSEE” means Genetic Savings & Clone, a California corporation with offices located at 3312 Longmire Drive, College Station, Texas 77845.

1.2                                 “LICENSED PRODUCT” means any product or part thereof which:

(a)                                  is covered in whole or in part by a VALID CLAIM of the PATENT RIGHTS; or

(b)                                 is manufactured by using a process or method covered in whole or in part by a VALID CLAIM of the PATENT RIGHTS.

Without limiting the generality of the foregoing, and by way of illustration but not limitation, LICENSED PRODUCTS include cloned cattle (and any transgenic variants or enhancements thereto) in the FIELD OF CATTLE, cloned goats, sheep, cats, dogs or horses (and any transgenic variants or enhancements thereto) in the FIELD OF OTHER ANIMALS, and cloned ENDANGERED SPECIES in the FIELD OF ENDANGERED SPECIES, the progeny of all such animals and semen, ova or embryos obtained from such animals.

1.3                                 “LICENSED PROCESS” means any process that is covered in whole or in part by a VALID CLAIM of the PATENT RIGHTS.

1.4                                 “NET SALES” means the gross amount of any and all cash payments, royalties, milestone payments, success fees, equity payments and any other consideration of any kind whatsoever received by (or which, directly or indirectly inures to the benefit of) LICENSEE from any person or entity in consideration for the sale or provision of LICENSED PRODUCTS or LICENSED PROCESSES in the pertinent FIELD OF USE less, to the extent applicable, the following:

(a)                                  discounts allowed;

(b)                                 sales, tariff duties, use and other taxes directly imposed with reference to particular sales;

(c)                                  special packaging, transportation and insurance prepaid or allowed; and

(d)                                 amounts allowed or credited on returns.

1.5                                 “PATENT RIGHTS” means the patents and patent applications identified in Exhibit A attached hereto, all continuations, continuations-in-part, divisionals and foreign filings in the TERRITORY related thereto, and any reissues, reexaminations, extensions and substitutions.  The parties agree that Exhibit A may be revised from time to time after the Effective Date to reflect changes thereto.

1.6                                 “FIELD OF CATTLE” means the cloning, development, making, using, selling, offering to sell, importing or exporting of cloned cattle (as well as any transgenic variants or enhancements thereto) or products that are composed of, made in or derived, extracted or isolated from cloned cattle cells or tissues for the production of food or fiber, and the rendering of services or uses that relate to the production of such products.  Specifically excluded from the FIELD OF CATTLE is the cloning of such animals for all purposes related to veterinary or medical therapies, including, but not limited to, the production of biopharmaceutical agents, proteins, peptides and polypeptides in milk for pharmaceutical, nutraceutical or other use; provided, however, LICENSEE may make transgenic cloned animals whereby gene therapy has been employed to correct a particular medical or health defect in that animal.

1.7                                 “FIELD OF OTHER ANIMALS” means the cloning, development, making, using, selling, offering to sell, importing or exporting of goats, sheep, cats, dogs and horses (as well as any transgenic variants or enhancements thereto) for personal, business or commercial purposes.  Specifically excluded from the FIELD OF OTHER ANIMALS is the cloning of such animals for all purposes related to veterinary or medical therapies, including, but not limited to, the production of biopharmaceutical agents, proteins, peptides and polypeptides in milk for pharmaceutical, nutraceutical or other use; provided, however, LICENSEE may make transgenic cloned animals whereby gene therapy has been employed to correct a particular medical or health defect in that animal.

1.8                                 “FIELD OF ENDANGERED SPECIES” means the cloning, development, making, using, selling, offering to sell, importing or exporting of ‘‘ENDANGERED SPECIES” for purposes of researching, aiding, reproducing or assisting in the reproduction of such ENDANGERED SPECIES.  For purposes of this Agreement ENDANGERED SPECIES means any species that is (i) extinct or (ii) classified as threatened, vulnerable or in danger of extinction throughout all or a significant portion of its range and is classified under the guidelines of the Convention of International Trade of Endangered Species of Wild Fauna and Flora.  Notwithstanding Section 13.3 or any other applicable terms of this Agreement, in the event that LICENSEE successfully clones an extinct species using a LICENSED PROCESS, LICENSEE and ACT agree to negotiate in good faith as to whether ACT’s name or the LICENSED PROCESS shall be referenced within any press releases describing the successful cloning of the extinct species by LICENSEE.

1.9                                 “FIELDS OF USE” means the FIELD OF CATTLE, the FIELD OF OTHER ANIMALS and the FIELD OF ENDANGERED SPECIES (each sometimes referred to as a “FIELD OF USE”).

1.10                           “TERRITORY” means the world, except for South America.

1.11                           “UMASS LICENSE” means the Exclusive License Agreement between ACT and the University, dated April 16, 1996, as amended by the Amendment to Exclusive License Agreement dated September 1, 1999 and the Second Amendment to Exclusive License Agreement dated May 31, 2000, a copy of which is attached hereto as Exhibit B.

1.12                           “UMASS PATENT RIGHTS” means PATENT RIGHTS licensed by ACT from the University under the UMASS LICENSE.

1.13                           “VALID CLAIM” means a claim of any issued and unexpired United States or foreign patent or patent application within the PATENT RIGHTS which has not lapsed or become abandoned or declared invalid by a court of competent jurisdiction or an administrative agency from which no appeal can be or has been taken within the time allowed for such appeal.

The use herein of the plural shall include the single and vice versa and the use of the masculine shall include the feminine.  Additional terms may be defined throughout this Agreement.

ARTICLE 2 - GRANT

2.1                                 ACT hereby grants to LICENSEE and LICENSEE accepts, subject to the terms and conditions hereof, a royalty bearing, nonexclusive license in the FIELDS OF USE to use the PATENT RIGHTS to make, have made, use, sell, have sold and import LICENSED PRODUCTS and to practice the LICENSED PROCESSES in the TERRITORY.  To the extent this grant includes a sublicense of any UMASS PATENT RIGHTS, such sublicense is subject to the relevant terms of the UMASS LICENSE as it may be amended from time to time.

2.2                                 LICENSEE acknowledges, understands and agrees that the license granted herein does not include the right to grant further sublicenses to or under the PATENT RIGHTS; the license “to have made” granted in Section 2.1 means only that LICENSEE may contract with a third party or parties to manufacture for LICENSEE LICENSED PRODUCTS to be sold by LICENSEE.

2.3                                 Immediately upon execution of this Agreement ACT shall provide LICENSEE with all information and data relating to the PATENT RIGHTS as may be reasonably necessary to allow LICENSEE to fully exploit the license granted hereunder.  From time to time thereafter ACT shall provide LICENSEE, at LICENSEE’s expense, with such information and technological assistance as LICENSEE reasonably shall request, provided that such requests do not unreasonably interfere with the regular business operations of ACT.

2.4                                 ACT hereby grants to LICENSEE an option, exercisable at any time during the term of the Agreement, to a nonexclusive license in the FIELD OF CATTLE to use the PATENT RIGHTS to make, have made, use, and sell LICENSED PRODUCTS and to practice the LICENSED PROCESSES in South America (the “South America License”).  LICENSEE shall notify ACT in writing of its desire to acquire such a nonexclusive license.  ACT shall then promptly provide LICENSEE with the proposed terms of the South America License for LICENSEE’s review.

2.5                                 ACT and LICENSEE agree that in proceeding with the development, making, using and selling of LICENSED PRODUCTS and the performance of LICENSED PROCESSES in the FIELDS OF USE, each party will, subject to mutually acceptable fees and terms of use, accept for cloning “cell lines” of animals (a cell or collection of cells of the subject animal that has been cultured in vitro) developed and provided by the other party.

2.6                                 LICENSEE acknowledges that a portion of the PATENT RIGHTS licensed to LICENSEE hereunder is owned by the University and is licensed to ACT under the UMASS LICENSE.  ACT, the University and LICENSEE agree that, in the event the UMASS LICENSE is terminated for any reason pursuant to the provisions of the UMASS LICENSE, (i) this Agreement shall be automatically assigned to the University, (ii) LICENSEE will thereafter make any payments due to ACT under this Agreement directly to the University, and (iii) promptly following such termination, LICENSEE and the University will enter into a direct license agreement reflecting the applicable terms of this Agreement and the UMASS LICENSE. For the avoidance of doubt, ACT and the University agree that the references to “Sublicensees” in Section 8.5 of the UMASS LICENSE shall not apply to LICENSEE and shall not be construed as vitiating the provisions of this Section 2.6.

2.7                                 ACT agrees that in partial consideration for the License Fee (as defined in Section 4.1), ACT hereby forever and irrevocably releases and discharges LICENSEE and all purchasers and users of LICENSED PRODUCTS acquired, mediately or immediately, from LICENSEE from all claims, demands, or rights of action that ACT may now have, if any, on account of any infringement of any PATENT RIGHTS by the manufacture, use, lease, sale, offer for sale, import, or other disposition of LICENSED PRODUCTS that, prior to the date of this Agreement, may have been manufactured, used, sold, offered for sale, imported, or otherwise disposed of by LICENSEE.

ARTICLE 3 - LICENSEE OBLIGATIONS
RELATING TO COMMERCIALIZATION

3.1                                 LICENSEE shall use commercially reasonable and diligent efforts to bring one or more LICENSED PRODUCTS or LICENSED PROCESSES in each FIELD OF USE to market through an active and diligent program for exploitation of the PATENT RIGHTS and to continue active, diligent marketing efforts for one or more LICENSED PRODUCTS or LICENSED PROCESSES in each FIELD OF USE throughout the life of this Agreement.

3.2                                 LICENSEE shall maintain complete and accurate records of LICENSED PRODUCTS and LICENSED PROCESSES that are made, used, sold or performed by LICENSEE under this Agreement.  Not later than May 1st of each year following the EFFECTIVE DATE, LICENSEE shall furnish ACT and the University with a summary report on the progress of its efforts during the prior year to develop and commercialize LICENSED PRODUCTS or LICENSED PROCESSES in each FIELD OF USE, including without limitation research and development efforts, efforts to obtain regulatory approval (if applicable), marketing efforts (including LICENSED PRODUCTS and LICENSED PROCESSES made, used, sold or performed) and sales figures (all specified by FIELD OF USE), provided that such reports shall be deemed CONFIDENTIAL INFORMATION subject to the provisions of Article 10 of this Agreement.

3.3                                 In the event that ACT reasonably determines that LICENSEE has not fulfilled its obligations under this Article 3, ACT shall furnish LICENSEE with written notice of such determination.  Within sixty days after receipt of such notice, LICENSEE shall either (i) fulfill the relevant obligation or (ii) negotiate with ACT a mutually acceptable schedule of revised obligations; failing which ACT shall have the right, immediately upon written notice to LICENSEE, to terminate this Agreement.

ARTICLE 4 - CONSIDERATION

4.1                                 Initial Payment.  In partial consideration of the licenses granted to LICENSEE from ACT in Article 2 of this Agreement, LICENSEE agrees to pay to ACT an initial license fee of ONE HUNDRED THOUSAND DOLLARS ($100,000.00) (the “License Fee”).  One hundred percent (100%) of the License Fee shall be deemed earned and shall be due 30 days after the EFFECTIVE DATE.  The License Fee is not refundable and is not creditable against other payments due to ACT under this Agreement.

4.2                                 Royalties.

(a) In partial consideration of the license in the FIELD OF CATTLE granted by ACT to LICENSEE in Article 2 of this Agreement, LICENSEE agrees to pay to ACT an earned royalty equal to 5% of the NET SALES of all LICENSED PRODUCTS and LICENSED PROCESSES in the FIELD OF CATTLE made, used, sold, imported, exported or performed by LICENSEE in the TERRITORY: provided, however, that LICENSEE shall pay to ACT an earned royalty equal to: (i) only 3% of the NET SALES on LICENSEE’s sale of all progeny of cloned transgenic animals (and products obtained from such cloned transgenic animals (such as semen or ova)) in the FIELD OF CATTLE produced under this Agreement, and (ii) only 5% of the NET SALES on LICENSEE’s sale of the first five progeny of each cloned non-transgenic animal (and products obtained from such cloned non-transgenic animals (such as semen or ova)) in the FIELD OF CATTLE produced under this Agreement.

(b)                                 In partial consideration of the license in the FIELDS OF OTHER ANIMALS and ENDANGERED SPECIES granted by ACT to LICENSEE in Article 2 of this Agreement, LICENSEE agrees to pay to ACT an earned royalty equal to 4% of the NET SALES of all LICENSED PRODUCTS and LICENSED PROCESSES in the FIELDS OF OTHER ANIMALS and ENDANGERED SPECIES made, used, sold, imported, exported or performed by LICENSEE in the TERRITORY; provided, however, that LICENSEE shall pay to ACT an earned royalty equal to: (i) only 2% of the NET SALES on LICENSEE’s sale of all progeny of cloned transgenic animals (and products obtained from such cloned transgenic animals (such as semen or ova)) in the FIELDS OF OTHER ANIMALS AND ENDANGERED SPECIES produced under this Agreement, and (ii) only 4% of the NET SALES on LICENSEE’s sale of the first five progeny of each cloned non-transgenic animal (and products obtained from such cloned non-transgenic animals (such as semen or ova)) in the FIELDS OF OTHER ANIMALS AND ENDANGERED SPECIES produced under this Agreement.

(c)                                  No multiple royalties shall be payable because any LICENSED PRODUCT or LICENSED PROCESS in a FIELD OF USE, its manufacture, use, lease, sale or performance are or shall be covered by more than one patent or patent application within the PATENT RIGHTS.

(d)                                 The obligation of LICENSEE to pay royalties on sales of LICENSED PRODUCTS or LICENSED PROCESSES covered by a VALID CLAIM of the PATENT RIGHTS shall terminate on a country-by-country basis concurrently with the expiration or termination of the last applicable VALID CLAIM within the PATENT RIGHTS in the country in the TERRITORY in which the LICENSED PRODUCT or LICENSED PROCESS is manufactured, sold or performed.

4.3                                 Minimum Annual Royalties.  (a) Following the third full calendar year of this Agreement (i.e., commencing with the calendar year 2005), LICENSEE shall, during the term of this Agreement pay, minimum annual royalty payments to ACT as follows:

(1)                                  LICENSEE shall pay ACT a minimum annual royalty payment of ONE HUNDRED THOUSAND DOLLARS ($100,000.00) for the fourth through the seventh full calendar years of this Agreement (i.e., the years 2005 through 2008); and

(2)                                  thereafter (commencing with the eighth full calendar year of this Agreement (i.e., the year 2009)), LICENSEE shall pay ACT a minimum annual royalty payment of ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000.00), increasing by FIFTY THOUSAND DOLLARS ($50,000.00) each year thereafter until such time as the minimum annual royalty is FIVE HUNDRED THOUSAND DOLLARS ($500,000.00) at which time the minimum annual royalty payment shall continue to be FIVE HUNDRED THOUSAND DOLLARS ($500,000.00) for the remaining term of the Agreement.

(b)                                 The minimum annual royalty payments shall be payable within forty-five (45) days after the end of each applicable calendar year.  If the actual royalty payments by LICENSEE to

ACT in any calendar year are less than the minimum annual royalty, LICENSEE shall have the right to pay ACT the difference between the actual royalty payments and the minimum annual royalty in full satisfaction of its obligations under this Section provided that such minimum annual royalty is paid to ACT within forty-five (45) days after the conclusion of the applicable calendar year.  Waiver of any payment of the minimum annual royalty by ACT shall not be construed as a waiver of any subsequent payment of the minimum annual royalty.  If LICENSEE fails to make any payment of the minimum annual royalty within said forty-five (45) day period, such failure shall constitute a material breach of LICENSEE’s obligations under this Agreement and ACT shall have the right to terminate this Agreement in accordance with Section 9.2 hereof.

4.4                                 All payments due under this Agreement shall be paid to ACT in Worcester, Massachusetts, U.S.A., and shall be made in United States currency without deduction for taxes, assessments, exchanges, collection or other charges of any kind; provided, however, that any withholding tax required to be withheld by LICENSEE on royalty payments under the laws of any country in the Territory for the account of ACT will be promptly paid by LICENSEE for and on behalf of ACT to the appropriate governmental authority, and LICENSEE will furnish ACT with proof of payment of such tax. Any such tax actually paid on behalf of ACT may be deducted from royalty payments due ACT.  Conversion of foreign currency to U.S. dollars shall be made at the conversion rate reported in The Wall Street Journal on the last working day of the calendar quarter to which the payment relates.

4.5                                 LICENSEE shall pay ACT interest on any overdue amounts at the rate of eighteen percent (18%) per annum, or the maximum rate allowed by law, from the date when such payment should have been made pursuant to Section 4.1, 4.2, 4.3 and/or 5.3, as applicable.

4.6                                 If LICENSEE fails to timely make any payments to ACT as provided in this Agreement, such failure shall constitute a material breach of LICENSEE’s obligations under this Agreement, and ACT shall have the right to terminate this Agreement in accordance with Article 9.

ARTICLE 5 - REPORTS AND RECORDS

5.1                                 LICENSEE shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to ACT hereunder.  Said books of account shall be kept at LICENSEE’s principal place of business.  Said books and the supporting data shall be open upon reasonable advance notice (and no more frequently than once per calendar year) for three and one half (3-1/2) years following the end of the calendar year to which they pertain, to the inspection of ACT or its agents for the purpose of verifying LICENSEE’s royalty statement or compliance in other respects with this Agreement.  If any such audit determines that the reported payments to ACT were less than ninety five percent (95%) of the actual amount due to ACT for the period in question, LICENSEE shall bear the cost of such audit.  In all other cases, the costs of the audit shall be paid by ACT.  All information disclosed pursuant to an audit shall be treated as CONFIDENTIAL INFORMATION and shall not be disclosed to any third party or used for any purpose other than to determine the correctness of LICENSEE’s royalty statement or compliance in other respects with this Agreement.

5.2                                 After the first commercial sale of a LICENSED PRODUCT or LICENSED PROCESS, LICENSEE, within forty-five (45) days after March 31, June 30, September 30 and December 31, of each year, shall deliver to ACT a true and accurate report, giving such particulars of the business conducted by LICENSEE during the preceding three-month period under this Agreement necessary for the purpose of accounting hereunder.  Without limiting the generality of the foregoing, these reports shall include the following:

(a)                                  number of LICENSED PRODUCTS manufactured by LICENSEE or by any third parry on LICENSEE’s behalf;

(b)                                 number of LICENSED PRODUCTS sold by LICENSEE;

(c)                                  total receipts for LICENSED PRODUCTS sold by LICENSEE;

(d)                                 accounting for all LICENSED PROCESSES used in the provision of services to others or sold by LICENSEE;

(e)                                  deductions applicable as provided in Section 1.5; and

(f)                                    the names and addresses of all parties making LICENSED PRODUCTS on behalf of LICENSEE.

The reports shall provide the above-identified information, and any additional information, on a FIELD OF USE (and by animal within each FIELD OF USE) basis.

5.3                                 With each such report submitted, LICENSEE shall pay to ACT the royalties due and payable under this Agreement.  If no royalties shall be due, LICENSEE shall so report.

ARTICLE 6 - PATENT PROSECUTION

6.1                                 ACT shall be solely responsible for the continued prosecution of pending patent applications included in the PATENT RIGHTS and the issuance of such applications after allowance.  Additionally, ACT shall pay all government fees in any given country required to maintain the PATENT RIGHTS; and shall submit evidence to LICENSEE upon request that such fees have been timely paid.  The prosecution, filing and maintenance of all patents and applications (including with respect to any decision(s) whether to continue to prosecute any such application(s)) included in the PATENT RIGHTS shall be the sole responsibility of ACT.

ARTICLE 7 - PROSECUTION OF INFRINGERS
AND DEFENSE OF PATENT RIGHTS

The parties agree to notify each other in writing of any actual or threatened infringement by a third party of PATENT RIGHTS or of any claim of invalidity, unenforceability, or non-infringement of the PATENT RIGHTS.  ACT shall have the sole responsibility to prosecute or defend such claims, as applicable.  LICENSEE shall if requested provide reasonable assistance to ACT, at ACT’s expense, in connection with the prosecution or defense of such claims.

ARTICLE 8 - INDEMNIFICATION; LIMITATION OF LIABILITY; INSURANCE

8.1                                 LICENSEE shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold harmless ACT and the University and their trustees, directors, officers, employees and affiliates against all liabilities of any kind whatsoever, including legal expenses and reasonable attorneys’ fees, arising out of the death of or injury to any person or persons or out of any damage to property resulting from the development, production, manufacture, sale, use, performance, rendering, consumption or advertisement of the LICENSED PRODUCT(s) and/or LICENSED PROCESS(es) or arising from any obligation, act or omission, or from a breach of any representation or warranty of LICENSEE hereunder, excepting only claims that the PATENT RIGHTS infringe third party intellectual property or claims that result from any breach by ACT of this Agreement or claims that result from ACT’s negligence or willful misconduct. Any indemnification obligations set forth in this Agreement shall be subject to the following conditions: (i) the indemnified party shall notify the indemnifying party in writing promptly upon learning of any claim or suit for which indemnification is sought; (ii) the indemnifying party shall have control of the defense or settlement, provided that the indemnified party shall have the right (but not the obligation) to participate in such defense or settlement with counsel at its selection and at its sole expense; and (iii) the indemnified party shall reasonably cooperate with the defense, at the indemnifying party’s expense.

8.2                                 IN NO EVENT SHALL EITHER PARTY, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER A PARTY SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY; PROVIDED, HOWEVER, THAT THIS SECTION 8.2 SHALL NOT BE DEEMED TO LIMIT IN ANY WAY LICENSEE’S DUTY TO INDEMNIFY ACT FOR CLAIMS BROUGHT BY THIRD PARTIES AS SET FORTH IN SECTION 8.1 OF THIS AGREEMENT (INCLUDING ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES SUFFERED OR INCURRED BY ANY THIRD PARTIES WHO ARE, IN TURN, SEEKING THE SAME FROM LICENSEE, WHICH SHALL BE COVERED BY THE INDEMNITY SET FORTH IN SECTION 8.1) (AS OPPOSED TO ANY INDIRECT OR CONSEQUENTIAL DAMAGES SUFFERED OR INCURRED BY ACT DIRECTLY).

8.3                                 LICENSEE agrees to maintain insurance or self-insurance that is reasonably adequate to fulfill any potential obligation to the indemnified parties.  LICENSEE shall continue to maintain such insurance or self-insurance during the term of this Agreement and after the expiration or termination of this Agreement for a period of five (5) years.

ARTICLE 9 - TERMINATION

9.1                                 This Agreement shall be effective on the EFFECTIVE DATE and continue until the expiration of the last to expire of the PATENT RIGHTS, unless sooner terminated as provided in this Article 9.

9.2                                 Upon any material breach or default of this Agreement by LICENSEE, ACT shall have the right to terminate this Agreement and the rights, privileges and licenses granted hereunder effective on 90 days’ notice to LICENSEE.  Such termination shall become automatically effective unless LICENSEE shall have cured any such material breach or default prior to the expiration of the 90 day period.

9.3                                 LICENSEE shall have the right to terminate this Agreement at any time on six (6) months’ prior notice to ACT.

9.4                                 In the event that this Agreement is terminated or expires, LICENSEE shall retain limited rights to sell any LICENSED PRODUCTS existing or under production (e.g., a cloned animal in utero) and to perform LICENSED PROCESSES related to such LICENSED PRODUCTS, subject to the terms of this Agreement (including without limitation the obligation to pay royalties under Article 4).

9.5                                 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination; and Articles/Sections 1, 8, 9, 9.4, 10, 12, 13.7 and 13.10, and any other provision which by its nature is intended to survive any such termination, shall survive and continue in full force and effect.  Upon any termination of this Agreement, each party shall promptly return to the other party all written CONFIDENTIAL INFORMATION, and all copies, notes or extracts thereof, to the other party.

9.6                                 The foregoing termination rights are in addition to any termination rights that may be provided elsewhere in this Agreement.

ARTICLE 10 - CONFIDENTIALITY AND NON-DISCLOSURE

10.1                           Confidential Information; Non-Disclosure.  “Confidential Information” shall mean any technical, business, financial, customer or other information disclosed by one party to the other party pursuant to this Agreement which is marked “Confidential” or “Proprietary,” or which, under all of the given circumstances, ought reasonably to be treated as confidential information of the disclosing party.  Such information may be disclosed in oral, visual or written form (including magnetic, optical or other media).  Each party’s Confidential Information specifically includes without limitation the respective party’s business plans and business practices, scientific knowledge, research and development or know-how, processes, inventions, techniques, formulae, products and product plans, business operations, customer requirements, designs, sketches, photographs, drawings, specifications, reports, studies, findings, data, plans or other records, biological materials, software, margins, payment terms and sales forecasts, volumes and activities, designs, computer code, technical information, costs, pricing, financing, business opportunities, personnel, and information of ACT or LICENSEE relating to the LICENSED PROPERTY, LICENSED PRODUCTS or LICENSED SERVICES.  Except to the extent expressly authorized by this Agreement or by other prior written consent by the disclosing party, each party shall during the term of this Agreement and thereafter: (i) treat as confidential all Confidential Information of the other party; (ii) not use such Confidential Information except as authorized herein or otherwise authorized in writing, (iii) implement reasonable procedures to prohibit the disclosure, unauthorized duplication, misuse or removal of the other party’s Confidential Information; (iv) not disclose such Confidential Information to any third party; and (v) only disclose the Confidential Information to those of its employees who have need to know such Confidential Information in order to exercise the rights and fulfill the obligations set forth herein. Without limiting the foregoing, each of the parties shall protect the Confidential Information using at least the same procedures and degree of care that it uses to prevent the disclosure of its own confidential information of like importance, but in no event less than reasonable care.  Each party shall return the Confidential Information to the other party upon termination of the Agreement or upon the request of the other party.  Except as expressly provided in this Agreement, no ownership or license right is granted in any Confidential Information.

10.2                           Exceptions.  Neither party shall have obligation or liability to the other with regard to any Confidential Information of the other: (i) that was publicly known and available at the time it was disclosed or becomes publicly known and available through no fault, action, or inaction of the receiver; (ii) was known to the receiving party, without restriction, at the time of disclosure as shown by the files of the receiving party in existence at the time of disclosure; (iii) is disclosed with the prior written approval of the disclosing party; (iv) was independently developed by the receiving party without any use of the Confidential Information, provided, that the receiving party can demonstrate such independent development by documented evidence prepared contemporaneously with such independent development; (v) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body, provided that the receiving party shall provide prompt advanced notice thereof to enable the disclosing party to seek a protective order or otherwise prevent such disclosure; or (vi) that is provided to the recipient by an independent third party having no obligation to keep the information secret.

10.3                           Injunctive Relief.  ACT and LICENSEE acknowledge and agree that any breach of the confidentiality obligations imposed by this Section 10 will constitute immediate and irreparable harm to the party disclosing the Confidential Information and/or its successors and assigns, which cannot adequately and fully be compensated by money damages and will warrant, in addition to all other rights and remedies afforded by law, injunctive relief, specific performance, and/or other equitable relief.  The disclosing party’s rights and remedies hereunder are cumulative and not exclusive.  The disclosing party shall also be entitled to receive from the receiving party the costs of enforcing this Section 10, including reasonable attorneys’ fees and expenses of litigation.

10.4                           Survival.  The obligations of ACT and LICENSEE under this Article 10 shall survive any expiration or termination of this Agreement.

ARTICLE 11 - PAYMENTS, NOTICES, AND OTHER COMMUNICATIONS

Any payment, notice or other communication pursuant to this Agreement shall be in writing and sent by certified first class mail, postage prepaid, return receipt requested, or by nationally recognized overnight carrier addressed to the parties at the following addresses or such other addresses as such party furnishes to the other party in accordance with this paragraph.  Such notices, payments, or other communications shall be effective upon receipt.

In the case of ACT:

Advanced Cell Technology, Inc.

One Innovation Drive

Worcester, MA 01605

Attention: Michael D. West, Ph.D., President

With a copy to:

Pierce Atwood

One Monument Square

Portland, ME 04101

Attention: William L. Worden, Esq.

In the case of LICENSEE:

Genetic Savings & Clone

3312 Longmire Drive

College Station, TX 77845

Attention: Charles Long, Ph.D. General Manager

With a copy to:

Heller Ehrman White & McAuliffe LLP

4350 La Jolla Village Drive

San Diego, CA 92122

Attention: Ryan Murr, Esq.

ARTICLE 12 - REPRESENTATIONS AND WARRANTIES

12.1                           ACT represents and warrants that it owns or has licensed with a sublicenseable interest the PATENT RIGHTS, that it has the full legal right and power to grant the licenses granted hereunder, that this Agreement constitutes the binding legal obligation of ACT, enforceable in accordance with its terms, and that the execution and performance of this Agreement by ACT will not violate, contravene or conflict with any other agreement to which ACT is a party or by which it is bound or with any law, rule or regulation applicable to ACT.

12.2                           LICENSEE represents and warrants that it has full corporate power and authority to enter into this Agreement, that this Agreement constitutes the binding legal obligation of LICENSEE, enforceable in accordance with its terms, and that execution and performance of this Agreement by LICENSEE will not violate, contravene or conflict with any other agreement to which LICENSEE is a party or by which it is bound or with any law, rule or regulation applicable to LICENSEE.

12.3                           The University represents and warrants that it owns the UMASS PATENT RIGHTS, and that it has exclusively licensed the UMASS PATENT RIGHTS to ACT pursuant to the UMASS LICENSE.

12.4                           EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, ACT AND THE UNIVERSITY, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, AND AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE.  NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY ACT OR THE UNIVERSITY THAT THE PRACTICE BY LICENSEE OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE PATENT RIGHTS OF ANY THIRD PARTY.

ARTICLE 13 - MISCELLANEOUS PROVISIONS

13.1                           LICENSEE shall comply with all local, state, federal and international laws and regulations relating to the development, manufacture, use, provision, and sale of LICENSED PRODUCTS and LICENSED PROCESSES.  Without limiting the generality of the foregoing, LICENSEE agrees to comply with the following:

(a)                                  LICENSEE shall obtain all necessary approvals from the USDA and any similar governmental authorities of any foreign jurisdiction in the Territory in which LICENSEE intends to make, use, or sell LICENSED PRODUCTS or to perform LICENSED PROCESSES.

(b)                                 LICENSEE shall comply fully with any and all applicable local, state, federal and international laws and regulations relating to the LICENSED PRODUCTS and LICENSED SERVICES, and the PATENT RIGHTS, in the Territory, including without limitation all export or import regulations and rules now in effect or as may be issued from time to time by any governmental authority which has jurisdiction relating to the export of LICENSED PRODUCTS or LICENSED SERVICES and any technology relating thereto.  LICENSEE hereby gives written assurance that it will comply with all such import or export laws and regulations (including without limitation all Export Administration Regulations of the United States Department of Commerce), that it bears sole responsibility for any violation of such laws and regulations, and that it will indemnify, defend, and hold ACT and the University harmless (in accordance with Article 8) for the consequences of any such violation.

(c)                                  To the extent that any invention claimed in the PATENT RIGHTS has been partially funded by the United States Government, and only to the extent required by applicable laws and regulations, LICENSEE agrees that any LICENSED PRODUCTS used or sold in the United States will be manufactured substantially in the United States or its territories.  Current law provides that if domestic manufacturer is not commercially feasible under the circumstances, ACT and/or the

University may seek a waiver of this requirement from the relevant federal agency on behalf of LICENSEE and, upon LICENSEE’S request, shall cooperate with LICENSEE in seeking such a waiver.

13.2                           LICENSEE shall not create or incur or cause to be incurred or to exist any lien, encumbrance, pledge, charge, restriction or other security interest of any kind upon the PATENT RIGHTS without the prior written consent of ACT and the University.

13.3                           Neither party shall originate any publicity, news release or other public announcement (“Announcements”), written or oral, relating to this Agreement or the existence of an arrangement between the parties, without the prior written approval of the other party, which approval shall not be unreasonably withheld, except as otherwise required by law.  Any references to the University in such Announcements shall be subject to the approval of the University.  The foregoing and Section 10.1 notwithstanding, ACT and LICENSEE shall have the right to make such Announcements without the consent of the other party or the University, as applicable, in any prospectus, offering memorandum, or other document or filing required by applicable securities laws or other applicable law or regulation, provided that such party shall have given the other party or the University, as applicable, at least ten (10) days prior written notice of the proposed text for the purpose of giving the other party or the University, as applicable, the opportunity to comment on such text.

13.4                           No implied licenses are granted pursuant to the terms of this Agreement.  No Licensed Rights shall be created by implication or estoppel.

13.5                           Nothing herein shall be deemed to constitute either party as the agent or representative of the party, or both parties as joint venturers or partners for any purpose.  Each party shall be an independent contractor, not an employee or partner of the other party, and the manner in which each party renders its services under this Agreement shall be within its sole discretion.  Neither party shall be responsible for the acts or omissions of the other party, nor shall either party have authority to speak for, represent or obligate the other party in any way without prior written authority from the other party.

13.6                           To the extent commercially feasible, and consistent with prevailing business practices, all products manufactured or sold under this Agreement will be marked with the number of each issued patent that applies to such product.

13.7                           This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts, U.S.A. without regard to principles of conflicts of law thereof, except that questions affecting the construction and effect of any patent included in the PATENT RIGHTS shall be determined by the law of the country in which the patent was granted.

13.8                           This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.  The parties acknowledge that the University is a third party beneficiary of the applicable provisions of Sections 2.1, 2.6, 2.7, 3.2, 5.1, 6.1, 8.1, 8.2, 8.3,

13.1, 13.2, 13.3 and 13.8 hereof, with the right to enforce such provisions against the applicable party.

13.9                           The parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

13.10                     The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

13.11                     The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

13.12                     This Agreement may not be assigned by LICENSEE without the prior written consent of ACT and the University, which consent maybe granted or denied in the sole discretion of ACT or the University, as applicable.  This Agreement may not be assigned by ACT without the consent of LICENSEE, except that ACT may assign this Agreement to an affiliate or to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business to which this Agreement relates.

*     *     *

IN WITNESS WHEREOF, the parties have duly executed this Agreement the day and year first set forth above.

ADVANCED CELL TECHNOLOGY, INC.

By:	/s/ Michael D. West
Printed Name: Michael D. West, Ph.D.
Title: President & Chief Executive Officer

GENETIC SAVINGS & CLONE

By:	/s/ Louis Hawthorne
Printed Name: Louis Hawthorne
Title: CEO

CONSENT AND AGREEMENT

For value received, the University hereby consents to the sublicense by ACT to LICENSEE of the UMASS PATENT RIGHTS under this Agreement.

THE UNIVERSITY OF MASSACHUSETTS

By:	/s/ Joseph F.X. McGuirl
/s/ Thomas J. Chmura
Printed Name: Joseph F.X. McGuirl, Executive Director, CVIP
Title:
Thomas J. Chmura, Executive V.P. for Economic Development